FORM 5

(  ) Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may continue.
      See Instruction 1(b).

(  ) Form 3 Holdings Reported

(  ) Form 4 Transactions Reported


                U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549
          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange
           Act of 1934, Section 17(a) of the Public Utility
         Holding Company Act of 1935 or Section 30(f) of the
                    Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    Henri-Claude de Bettignies
    c/o Jones Lang LaSalle Incorporated
    200 East Randolph Drive
    Chicago, IL  60601
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2.  Issuer Name and Ticker or Trading Symbol

    Jones Lang LaSalle Incorporated, JLL
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3.  IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

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4.  Statement for Month/Year

    1999
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)
(X) DIRECTOR
( ) 10% OWNER
( ) OFFICER (GIVE TITLE BELOW)
( ) OTHER (SPECIFY BELOW)

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7.  Individual or Joint/Group Filing (Check applicable line)
(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person

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TABLE I
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security (Instr. 3)

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2.  Transaction Date (Month/Day/Year)

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3.  Transaction Code (Instr.8)

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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

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


5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 and 4)

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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II

Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative Security (Instr. 3)
     (i) and (ii) Option to purchase Shares of Common Stock
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2.  Conversion or Exercise Price of Derivative Security
     (i)   $32.875
     (ii)  $27.125
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3.  Transaction Date (Month/Day/Year)
     (i)   3/12/99
     (ii)  5/4/99
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4.  Transaction Code (Instr. 8)
     (i) and (ii) A
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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)
     (i)   Option with respect to 5,000 Shares of Common Stock, A
     (ii)  Option with respect to 1,000 Shares of Common Stock, A
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6.  Date Exercisable and Expiration Date (Month/Day/Year)
     (i) Date Exercisable - Vests and becomes exercisable over a five year period, with 20% becoming vested on each of the first five anniversaries of the date of grant.
           Expiration Date - 3/12/09
     (ii) Date Exercisable - Vests and becomes exercisable over a five year period, with 20% becoming vested on each of the first five anniversaries of the date of grant.
           Expiration Date - 5/4/09
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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
     (i)   Common Stock, 5,000 Shares
     (ii)  Common Stock, 1,000 Shares
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8.  Price of Derivative Security (Instr. 5)
     (i) and (ii) N.A.
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9.  Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)
     (i) and (ii) Options with respect to 6,000 Shares of Common Stock
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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)
     (i) and (ii) D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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==========================================================================

EXPLANATION OF RESPONSES:









/s/ Fritz E. Freidinger as Attorney-in-Fact         February 14, 2000
-------------------------------------------         -----------------
**SIGNATURE OF REPORTING PERSON                           Date

-------------------------------------------

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

                           POWER OF ATTORNEY


     Know all by these presents, that the undersigned hereby constitutes and appoints each of William E. Sullivan, Robert K. Hagan and Fritz E. Freidinger, signing singly, his/her true and lawful attorney-in-fact to:

     (1) execute for and on behalf of the undersigned Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder;

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form 3, 4 or 5 and the timely filing of such form with the United States Securities and Exchange Commission ("SEC") and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The powers granted above may be exercised by each such attorney-in-fact on behalf of the undersigned, individually, and on behalf of the undersigned in the undersigned's fiduciary and representative capacity in which the undersigned may be acting.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act.

     This Power of Attorney shall be effective on the date set forth below and shall continue in full force and effect until the date on which the undersigned shall cease to be subject to Section 16 of the Exchange Act and the rules thereunder or until such earlier date on which written notification executed by the undersigned is filed with the SEC expressly revoking this Power of Attorney.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 4th day of April, 1999.



                            /s/ Henri-Claude de Bettignies
                            ---------------------------------
                            Name:  Henri-Claude de Bettignies